SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2002

OPLINK COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-31581	77-0411346
(Commission File No.)	(IRS Employer Identification No.)

3469 North First Street
San Jose, CA 95134
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 433-0606

Item 5.    Other Events.

Oplink Communications, Inc. issued a press release on August 16, 2002, a copy of which is attached to this report as Exhibit 99.1, regarding the results of its stockholder vote at the special meeting of Oplink stockholders held on August 15, 2002 with respect to the proposed merger between Oplink and Avanex Corporation (“Avanex”) and Oplink’s termination of the merger agreement with Avanex.

Oplink will hold a conference call to discuss this development and other matters related to Oplink on Tuesday, August 20, 2002 at 2:00 p.m. PT. The dial-in number and other details are set forth in the attached press release.

Oplink is subject to numerous risks and uncertainties in connection with termination of the merger agreement with Avanex. These risks include, but are not limited to, adverse reactions from customers and suppliers, costs incurred by Oplink related to the proposed merger which must be paid even though the merger was not consummated, potential loss of key personnel, distraction of management from Oplink’s ongoing business, delay in pursuing, or loss of, other strategic opportunities during the pendency of the proposed merger with Avanex, increased volatility of Oplink’s stock price and trading volume, the possibility of delisting of Oplink’s common stock from The Nasdaq National Market, adverse reactions from some stockholders and the possibility of litigation arising out of or in connection with the termination of the merger agreement with Avanex. Oplink is also subject to other risks related to its business detailed from time to time in our SEC filings, including our annual report filed on Form 10-K dated September 28, 2001 for the fiscal year ended June 30, 2001 and Form 10-Q dated May 15, 2002 for the quarter ended March 31, 2002.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)    Exhibits.

The following exhibit is filed as part of this report:

99.1    Press Release dated August 16, 2002 issued by Oplink Communications, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OPLINK COMMUNICATIONS, INC.

Dated: August 16, 2002	By:	/s/ FREDERICK FROMM
Frederick Fromm President and Chief Executive Officer